Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-107913) on Form S-8 of our report dated June 12, 2019, related to the financial statement of the Meritor, Inc. Savings Plan as of December 31, 2018, appearing in the annual report on Form 11-K of the Meritor, Inc. Savings Plan as of December 31, 2019.

/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
June 15, 2020